Exhibit (h)(xxv)

Schroder Investment Management North America Inc.

875 Third Avenue, 22nd Floor, New York, NY 10022-6225

[	], 2007

Schroder Series Trust

875 Third Avenue, 22nd Floor

New York, NY 10022

Re: Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from December [    ], 2007 until February 28, 2009, (i) to reduce the annual rate at which we may be compensated for our services as investment adviser of Schroder Multi-Asset Growth Portfolio by 0.15% and (ii) if necessary, to pay other Fund expenses to the extent that the Fund’s total annual Fund operating expenses (other than expenses incurred indirectly in connection with investments in other entities, interest, taxes, and extraordinary expenses) attributable to its A Shares, Advisor Shares, Investor Shares, and R Shares, exceed the following annual rates (based on the average net assets of each share class of the Fund taken separately):

A Shares	Advisor Shares	Investor Shares	R Shares
1.50%	1.50%	1.25%	1.75%

Sincerely,

Schroder Investment Management

North America Inc.

By:
Name:
Title: